Exhibit 99.2

CYRUSONE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2015 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2015 have been derived from the historical consolidated financial statements of CyrusOne Inc. (together with its subsidiaries, the “Company”) and Cervalis Holdings LLC (“Cervalis”), as adjusted to give effect to the merger of Cervalis with a wholly owned subsidiary of CyrusOne LP (the “Merger”), the incurrence of additional debt under CyrusOne LP’s senior unsecured term loan and the issuance of additional senior notes under its indenture (collectively, the “Transactions”), each of which occurred on July 1, 2015, and are intended to reflect the impact of the Transactions on the Company on a pro forma basis as of and for the six months ended June 30, 2015.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared by the Company using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Merger are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.

The Company has not finalized the final purchase price allocation for the Merger, which will depend on final asset and liability valuations that may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing of the Merger. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of goodwill. Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The following Unaudited Pro Forma Condensed Combined Financial Information is based on, and should be read in conjunction with:

•            The accompanying notes to unaudited pro forma condensed combined financial information;

•            The historical audited consolidated and combined financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015;

•            The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q for the three months ended June 30, 2015, as filed with the SEC on August 10, 2015;

•            The historical unaudited condensed consolidated balance sheet of Cervalis as of June 30, 2015 and the condensed consolidated statements of operations, members’ deficit and cash flows for the six months ended June 30, 2015 (included as Exhibit 99.1 to the Current Report on Form 8-K of which this financial information forms an exhibit);

•            The unaudited pro forma condensed combined financial information of the Company and its subsidiaries as of and for the three months ended March 31, 2015 and for the year ended December 31, 2014 (included as Exhibit 99.3 in its Current Report on Form 8-K, as filed with the SEC on June 22, 2015);

•            The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2015, as filed with the SEC on May 8, 2015;

•            The historical audited consolidated balance sheet of Cervalis as of December 31, 2014 and the consolidated statements of operations, members’ deficit and cash flows for the year ended December 31, 2014 (included as Exhibit 99.2 to the Current Report on Form 8-K, as filed by the Company with the SEC on June 22, 2015); and,

•            The historical unaudited condensed consolidated balance sheet of Cervalis as of March 31, 2015 and the condensed consolidated statements of operations, members’ deficit and cash flows the three months ended March 31, 2015 (included as Exhibit 99.1 to the Current Report on Form 8-K, as filed by the Company with the SEC on June 22, 2015).

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the Transactions as if they had been consummated on June 30, 2015 and includes pro forma adjustments for the preliminary allocation of the purchase price.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2015 combines the Company’s historical results for the six months ended June 30, 2015 with Cervalis’ historical results for the six months ended June 30, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations gives effect to the Transactions as if they had been consummated on January 1, 2014.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operations, expected to have a continuing impact on the combined results. The differences between the actual valuations reflected in the Company’s future balance sheets and the current estimated valuations used in preparing the Unaudited Pro Forma Condensed Combined Financial Information may be material and may affect amounts, including depreciation and amortization expense, which the Company will recognize in future statements of operations for periods following the Merger.

The Unaudited Pro Forma Condensed Combined Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the financial statements of the Company and Cervalis. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the business or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

CYRUSONE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2015

	Historical
		Cervalis Holdings			Pro Forma
		LLC	Pro Forma		Combined
(in millions, except for shares and per share amounts)	CyrusOne Inc.	(See Note 3)	Adjustments	Note Ref	Company
Assets
Investment in real estate:
Land	$93.0	$—	$—		$93.0
Buildings and improvements	824.2	113.2	(45.3)	4(b)	892.1
Equipment	423.4	114.7	(16.0)	4(b)	522.1
Construction in progress	125.8	42.7	(11.1)	4(b)	157.4
Subtotal	1,466.4	270.6	(72.4)		1,664.6
Accumulated Depreciation	(375.4)	(89.7)	89.7	4(b)	(375.4)
Net investment in real estate	1,091.0	180.9	17.3		1,289.2
Cash and cash equivalent	413.5	1.1	(152.7)	4(a), 4(c)	261.9
Restricted cash	—	—	7.1	4(d)	7.1
Rent and other receivables, net of allowance for doubtful accounts	56.3	9.0	0.1	4(b)	65.4
Goodwill	276.2	—	177.2	4(b)	453.4
Intangible assets, net of accumulated amortization	61.6	—	119.7	4(b)	181.3
Due from affiliates	1.7	0.4	—		2.1
Other assets	91.4	15.3	(3.5)	4(b), 4(c), 4(d)	103.2
Total assets	$1,991.7	$206.7	$165.2		$2,363.6
Liabilities and Equity
Accounts payable and accrued expenses	$90.0	$9.6	$(0.1)	4(b)	$99.5
Deferred revenue	66.5	8.8	(1.2)	4(b)	74.1
Due to affiliates	174.9	—	—		174.9
Capital lease obligations	12.1	1.7	—		13.8
Long-term debt	729.8	167.3	85.7	4(c)	982.8
Other financing arrangements	52.8	100.4	0.9	4(b)	154.1
Total liabilities	1,126.1	287.8	85.3		1,499.2
Equity
Common stock	0.6	—	—		0.6
Additional paid in capital	908.2	—	—		908.2
Accumulated deficit	(124.0)	(81.1)	80.2	4(e)	(124.9)
Accumulated other comprehensive loss	(0.3)	—	—		(0.3)
Total shareholder’s equity	784.5	(81.1)	80.2		783.6
Noncontrolling Interest	81.1	—	(0.3)	4(f)	80.8
Total equity	865.6	(81.1)	79.9		864.4
Total liabilities and equity	$1,991.7	$206.7	$165.2		$2,363.6

CYRUSONE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

	Historical
		Cervalis Holdings			Pro Forma
		LLC	Pro Forma		Combined
(in millions, except for shares and per share amounts)	CyrusOne Inc.	(See Note 3)	Adjustments	Note Ref	Company
Revenue	$174.8	$39.5	$(0.2)	5(a)	$214.1
Costs and expenses:
Property operating expenses	65.1	16.9	—		82.0
Sales and marketing	5.7	1.5	—		7.2
General and administrative	19.0	2.2	—		21.2
Depreciation and amortization	62.5	11.7	0.4	5(b)	74.6
Transaction costs	9.7	1.1	(10.8)	5(c)	—
Asset impairments	8.6	—	—		8.6
Total costs and expenses	170.6	33.4	(10.4)		193.6
Operating income	4.2	6.1	10.2		20.5
Interest expense	17.1	9.0	(2.4)	5(d), 5(e)	23.7
Net (loss) income before taxes	(12.9)	(2.9)	12.6		(3.2)
Income tax expense	(0.8)	—	(0.3)	5(f)	(1.1)
Net loss	(13.7)	(2.9)	12.3		(4.3)
Noncontrolling interest in net loss	(3.9)	—	2.7	5(g)	(1.2)
Net loss attributed to common shareholders	$(9.8)	$(2.9)	$9.6		$(3.1)
Basic weighted average common shares outstanding	44.1				44.1
Diluted weighted average common shares outstanding	44.1				44.1
Loss per share - basic and diluted	(0.23)				(0.08)
Dividend declared per share	0.630				0.630

CYRUSONE INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On July 1, 2015, CyrusOne LP completed its acquisition (the “Merger”) of Cervalis Holdings LLC (“Cervalis”). As a result of the Merger, Cervalis is an indirect, wholly owned subsidiary of CyrusOne LP. In consideration for the Merger, CyrusOne LP paid approximately $400.0 million, subject to working capital and net debt adjustments and excluding transaction-related expenses, in an all cash transaction. In addition, the Company assumed approximately $103.0 million of indebtedness and financing obligations. The Unaudited Pro Forma Condensed Combined Financial Information is intended to reflect that the net purchase price was paid using cash on hand as well as cash obtained under CyrusOne LP’s senior unsecured term loan and the issuance of additional senior notes under its indenture.

2. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the condensed consolidated financial statements of Cervalis included as an exhibit to this Current Report on Form 8-K, as well as the Company’s audited and unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 and the audited and unaudited consolidated financial statements of Cervalis and unaudited pro forma condensed combined financial statements of the Company included as exhibits to our Current Report on Form 8-K filed on June 22, 2015.

The Unaudited Pro forma Condensed Combined Financial Information has been prepared by the Company using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Merger are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.

The Company has not finalized the final purchase price allocation for the Merger, which will depend on final asset and liability valuations that may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing of the Merger. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of goodwill. Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The Unaudited Pro Forma Condensed Combined Financial Information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations as of and for the six months ended June 30, 2015 were derived from CyrusOne Inc.’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2015 and from Cervalis’ unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2015, respectively.

3. Reclassifications of Historical Cervalis

Financial information presented in the “Historical Cervalis Holdings LLC” columns in the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations represents the historical balance sheet of Cervalis as of June 30, 2015 and the historical statement of operations of Cervalis for the six months ended June 30, 2015, respectively. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Cervalis.

	Before Reclassification	Reclassification Amount	#	After Reclassification
Balance Sheet
Buildings and improvements	$—	$113.2	(1)	$113.2
Equipment	—	114.7	(1)	114.7
Construction in progress	—	42.7	(1)	42.7
Accumulated Depreciation	—	(89.7)	(1)	(89.7)
Net investment in real estate	182.4	(1.5)	(1)	180.9
Rent and other receivables, net of allowance for doubtful accounts	6.8	2.2	(2)	9.0
Note receivable	0.3	(0.3)	(2)	—
Due from affiliates	—	0.4	(2)	0.4
Prepaid expenses	1.4	(1.4)	(3)	—
Other assets	0.3	15.0	(1), (3)	15.3
Deferred costs	1.2	(1.2)	(3)	—
Long-term portion of other assets	2.3	(2.3)	(3)	—
Long-term portion of note receivable	2.3	(2.3)	(2)	—
Rental security deposits	7.5	(7.5)	(3)	—
Long-term portion of deferred costs	1.1	(1.1)	(3)	—
Accounts payable and accrued expenses	2.3	7.3	(4)	9.6
Accrued expenses	4.1	(4.1)	(4)	—
Customer deposits	0.1	(0.1)	(4)	—
Accrued fixed assets	1.7	(1.7)	(4)	—
Note payable	167.3	(167.3)	(5)	—
Deemed landlord financing	1.3	(1.3)	(6)	—
Deferred revenue	8.2	0.6	(7)	8.8
Capital lease obligations	0.6	1.1	(8)	1.7
Long-term portion of accrued expenses	1.4	(1.4)	(4)	—
Long-term debt	—	167.3	(5)	167.3
Other financing arrangements	—	100.4	(6)	100.4
Long-term portion of deemed landlord financing	99.1	(99.1)	(6)	—
Long-term portion of capital leases	1.1	(1.1)	(8)	—
Long-term portion of deferred revenue	0.6	(0.6)	(7)	—

Statement of Operations - For the Six Months Ended June 30, 2015
Cost of Services	$28.3	$(28.3)	(1)	$—
Property operating expenses	—	16.9	(1)	16.9
Depreciation and amortization	—	11.7	(1), (2)	11.7
Interest expense	9.5	(0.5)	(2), (3)	9.0
Interest income	(0.2)	0.2	(3)	—

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2015:

(1)         Represents disaggregation of “Net investment in real estate” of $180.9 million into “Buildings and improvements” of $113.2 million, “Equipment” of $114.7 million, “Construction in progress” of $42.7 million, “Accumulated depreciation” of $89.7 million and reclassification of Net investment in real estate” of $1.5 million to “Other assets.”

(2)         Represents reclassification of “Rent and other receivables, net of allowance for doubtful accounts” of $0.4 million to “Due from affiliates” and reclassification of “Note receivable” of $0.3 million and “Long-term portion of note receivable” of $2.3 million to “Rent and other receivables, net of allowance for doubtful accounts.”

(3)         Represents reclassification of “Prepaid expenses” of $1.4 million, “Deferred costs” of $1.2 million, “Long-term portion of other assets” of $2.3 million, “Rental security deposits” of $7.5 million and “Long-term portion of deferred costs” of $1.1 million to “Other assets” of $13.5 million.

(4)         Represents reclassification of “Accrued expenses” of $4.1 million, “Customer deposits” of $0.1 million, “Accrued fixed assets” of $1.7 million and “Long-term portion of accrued expenses” of $1.4 million to “Accounts payable and accrued expenses” of $7.3 million.

(5)         Represents reclassification of “Note payable” of $167.3 million to “Long-term debt.”

(6)         Represents reclassification of “Deemed landlord financing” of $1.3 million and “Long-term portion of deemed landlord financing” of $99.1 million to “Other financing arrangements.”

(7)         Represents reclassification of “Long-term portion of deferred revenue” of $0.6 million to “Deferred revenue.”

(8)         Represents reclassification of “Long-term portion of capital leases” of $1.1 million to “Capital lease obligations.”

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2015:

(1)         Represents reclassification of “Cost of services” of $16.9 million to “Property operating expenses” and $11.4 million to “Depreciation and amortization.”

(2)         Represents reclassification of “Interest expense” of $0.3 million to “Depreciation and amortization.”

(3)         Represents reclassification of “Interest income” of $0.2 million to “Interest expense.”

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the effect of the following pro forma adjustments:

(a)         Adjustment reflects a decrease in cash and cash equivalents of $163.5 million according to the following sources and uses:

Sources of funds:
New Term Loan A(1)	$150.0
Senior Notes due 2022(1)	103.0
Cash on hand	163.5
Total sources of funds	$416.5
Uses of Funds:
Cash paid to sellers at closing	$399.4
Accordion deferred financing	5.1
Transaction costs(2)	12.0
Total uses of funds	$416.5

(1) This adjustment reflects that, to consummate the Merger, CyrusOne LP borrowed $150.0 million under its senior unsecured term loan, which bears interest at LIBOR plus 1.65% (estimated to be 1.98%) and issued an additional $100.0 million of its 6.375% senior notes due 2022, which were offered and sold at a price of 103.0% of their principal amount. CyrusOne used $2.0 million of the premium to pay debt issuance costs, which is presented as deferred financing costs within "Other assets."

(2) This adjustment includes $10.8 million of transaction costs already incurred and reflected in the historical financial statements of Cervalis and CyrusOne and $1.2 million of transaction costs expected to be incurred but not yet reflected in the historical financial statements.

(b)         Adjustment reflects that the excess of purchase price over the estimated fair value of the net assets acquired. Under the acquisition method of accounting, the total estimated purchase price is allocated to Cervalis’ net tangible and intangible assets based on their estimated fair values at the date of the completion of the Merger. Below is a preliminary estimate of the purchase consideration for Cervalis and the adjustments to Cervalis’ book values to reflect the allocation of that purchase consideration to acquired identifiable assets and assumed liabilities.

Preliminary purchase consideration		$400.0
Working capital adjustment		(1.6)
Other purchase price adjustments		1.0
Adjusted preliminary purchase consideration		$399.4
Historical book value of net assets acquired
Book value of Cervalis’s historical net assets acquired as of June 30, 2015	$(81.1)
Paydown of Cervalis historical debt	167.3
Adjusted value of net assets acquired		86.2
Excess purchase price over book value of net assets acquired		$313.2
Adjustments to reflect preliminary fair value of net assets acquired
Write off of Cervalis allowance for doubtful accounts in “Rent and other receivables, net of allowance for doubtful accounts”	$0.1
Write off of Cervalis deferred costs in “Other assets”	(1.5)
Write off of certain Cervalis accrued liabilities in “Accounts payable and accrued expenses”	0.1
Adjustment of investment in real estate gross amounts to fair value
Buildings and improvements		$(45.3)
Equipment		(16.0)
Construction in progress		(11.1)
Remove accumulated depreciation	$89.7
Intangible assets acquired	119.7
Reduction to deferred revenue	1.2
Increase in fair value of financing obligation	(0.9)
Preliminary fair value adjustments		$136.0
Estimated goodwill		$177.2
Pro forma goodwill adjustment		$177.2

Upon completion of the fair value assessment, the final purchase price allocation may differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill.  The goodwill recorded is due primarily to the synergies expected to be realized between the two companies and the assembled workforce acquired in connection with the Merger.

Investment in real estate acquired consists of building and improvements with an estimated fair value of $67.9 million, equipment with an estimated fair value of $98.7 million and construction in process with an estimated fair value of $31.6 million. Investment in real estate is expected to be amortized on a straight-line basis over estimated useful lives of 2 – 48 years.

The components of investment in real estate have been valued using a combination of the income approach, the market approach and the cost approach, which is based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional and economic factors.

The fair value of intangible assets acquired of $119.7 million consist of customer relationships (including the value of in-place customer contracts) with an estimated fair value of $117.4 million and the Cervalis tradename with an estimated fair value of $2.3 million. The customer relationship intangible assets are expected to be amortized on a straight-line basis over an estimated useful life of 15 years, while the Cervalis tradename is expected to have an indefinite useful life.

The fair value of intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the valuations include the estimated annual net cash flows for each indefinite lived or definite lived intangible asset (including net revenues, operating expenses, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate that appropriately reflects the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends as well as other factors.

(c)          Adjustments related to long-term debt are as follows:

Long Term Debt
New Term Loan A	150.0
Senior Notes due 2022	103.0
New long term debt	$253.0
Paydown of Cervalis historical debt	(167.3)
Net change in long term debt	$85.7

Deferred financing costs of $0.8 million relating to Cervalis debt that was paid off in connection with the Merger have been eliminated from other assets, with a corresponding decrease to accumulated deficit. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Statement of Operations for these costs as they are non-recurring.

(d)         Adjustment represents reclassification of other assets of $7.1 million to restricted cash.

(e)          Adjustment eliminates Cervalis accumulated deficit of $81.1 million, net of $0.9 million of the Company’s transaction costs expected to be incurred but not yet reflected in the historical financial statements.

(f)           Adjustment reflects the noncontrolling interest portion of the Company’s transaction costs expected to be incurred but not yet reflected in the historical financial statements of $0.3 million.

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The Unaudited Pro Forma Condensed Combined Statement of Operations reflects the effect of the following pro forma adjustments:

(a)         Cervalis revenue includes the amortization of deferred set up fees. Those deferred set up fees are written off in acquisition accounting, and this adjustment removes the impact of the amortization of those fees, resulting in a decrease in revenue of $0.4 million for the six months ended June 30, 2015. In addition, certain Cervalis contracts have pricing that increases each year; revenue under those contracts is recognized on a straight-line basis over the contract period. Upon the application of acquisition accounting, the amount of revenue recognized on a straight-line basis under these contracts would have been higher by $0.2 million for the six months ended June 30, 2015.

(b)         Adjustment reflects a decrease to depreciation and amortization expense of $3.6 million for the six months ended June 30, 2015 as a result of fair value accounting for investment in real estate and other fixed assets acquired and an increase to depreciation and amortization expense of $4.0 million for the six months ended June 30, 2015 as a result of fair value accounting for definite-lived intangible assets acquired.

(c)          Adjustment reflects the removal of direct, incremental transaction costs of $10.8 million, which were incurred during the six months ended June 30, 2015. These costs are removed from the pro forma statement of operations as a non-recurring charge directly related to the transaction that is already reflected in the historical financial statements of Cervalis and CyrusOne.

(d)         Adjustment reflects the fact, to consummate the Merger, CyrusOne LP borrowed $150.0 million under its senior unsecured term loan, which bears interest at LIBOR plus 1.65% (estimated to be 1.98%) and issued an additional $100.0 million of its 6.375% senior notes due 2022. This adjustment reflects the increase in interest expense associated with this additional debt of $4.4 million and the increase in source fees of $0.5 million, in each case for the six months ended June 30, 2015. A hypothetical 0.125% increase or decrease in the expected weighted average interest rate under the senior unsecured term loan would increase or decrease interest expense associated with the Transactions by $0.2 million for a six month period.

(e)          Adjustment reflects the reduction of interest expense of $1.5 million for the six months ended June 30, 2015 as a result of acquisition accounting for assumed capital leases and financing obligations of Cervalis and a reduction of interest expense of $5.8 million for the six months ended June 30, 2015 due to the settlement of Cervalis debt in connection with the Merger.

(f)           Adjustment reflects the income tax effect for Unaudited Pro Forma Condensed Combined Statement of Operations adjustments using a 43% statutory tax rate applied to Cervalis managed services revenue. The statutory tax rate was determined using a 35% federal tax rate and a blended average state tax rate of 8% based on the jurisdictions in which Cervalis is located.

(g)          Adjustment reflects the noncontrolling interest portion of Unaudited Pro Forma Condensed Combined Statement of Operations adjustments.